FOR IMMEDIATE RELEASE

             ICAHN ISSUES OPEN LETTER TO SHAREHOLDERS OF CVR ENERGY


CONTACT: SUSAN GORDON, (212) 702-4309

New York, New York, March 9, 2012 - Carl C. Icahn today issued the following open letter to shareholders of CVR Energy, Inc.:


Dear Fellow Shareholders:

In a recent letter to shareholders, CVR Energy made a number of statements that I consider disingenuous and misleading. BUT NO AMOUNT OF RHETORIC can obscure the simple fact that I have made a tender offer at $30 (the stock is currently trading at $26). Tendering shareholders will also receive a "contingent value right" that will give them any profit I make on their shares if the Company is sold in a transaction agreed to within 9 months following the consummation of the tender. I think my offer is a win-win for shareholders and I stand ready and willing to consummate the offer on its terms.

Although the potential strategic buyers we have spoken with are not prepared to make an acquisition of the Company at this time, if we win this proxy contest, our director nominees intend to conduct a full and open process to sell the Company. I am a firm believer that such a process often brings forth bidders who might not otherwise become involved in a hostile situation, and I am hopeful that a sale could be accomplished through such a process.

As is the case with all my tender offers, the final choice is up to the shareholders. The offer is not subject to financing or due diligence conditions. The offer is subject to my receiving tenders of at least 36% of the outstanding stock from the shareholders (which, when added to my current position, will give me 51% of the company). If and when this stock is tendered, I will continue with the proxy fight and extend the tender offer. When I win the proxy fight, my slate of directors intend to remove the poison pill, the offer will be consummated, and shareholders will be paid $30 per share and receive their "contingent value rights". I hope and believe that I will receive tenders of over 36% of the outstanding stock by March 23rd. However, if I do not receive 36%, I will respect the wishes of shareholders, drop the proxy fight and move on to other endeavors.

Sincerely,

Carl Icahn


************
HOLDERS OF COMMON STOCK SHOULD BE AWARE THAT THE OFFER MAY ONLY RESULT IN $30 PER SHARE, AS THE CONTINGENT CASH PAYMENT RIGHT MAY EXPIRE WORTHLESS. FURTHERMORE, HOLDERS OF COMMON STOCK SHOULD BE AWARE THAT THE OFFER PRICE WILL BE REDUCED BY THE AMOUNT OF ANY SPECIAL DIVIDENDS PAID BY THE COMPANY, INCLUDING ANY SPECIAL DIVIDEND FUNDED BY THE SALE OF UNITS OF CVR PARTNERS AS CONTEMPLATED IN THE REGISTRATION STATEMENT FILED ON MARCH 6, 2012. THE OFFEROR WOULD NOT CONSIDER THIS CONTEMPLATED SPECIAL DIVIDEND, OR THE SALE OF UNITS IN CVR
PARTNERS THAT WAS ANNOUNCED ON MARCH 6TH, TO BE A TRIGGER OF CONDITION (J) TO THE OFFER, WHICH IS STATED ON PAGE 31 OF THE OFFER TO PURCHASE.
*************

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NOTICE  TO  INVESTORS:

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE TENDER OFFER DESCRIBED ABOVE. THE OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE DATED FEBRUARY 23, 2012 AND RELATED DOCUMENTS THAT CARL C. ICAHN AND CERTAIN OF HIS AFFILIATES DISTRIBUTED TO HOLDERS OF COMMON STOCK OF CVR ENERGY, INC. AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") AS EXHIBITS TO THEIR SCHEDULE TO. HOLDERS OF COMMON STOCK SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER. HOLDERS OF COMMON STOCK MAY OBTAIN A FREE COPY OF THE SCHEDULE TO, THE OFFER TO PURCHASE AND OTHER DOCUMENTS FROM THE SEC AT THE SEC'S WEB SITE AT WWW.SEC.GOV.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, BECKTON CORP. AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF CVR ENERGY, INC. FOR USE AT ITS 2012 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF CVR ENERGY, INC AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN A PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 TO THE SCHEDULE 13D FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 16, 2012.